1
Stock Option Exchange Program
How Do Employees Get
More Information?
• Details of the exchange
program will be provided to
eligible employees at the time
of the exchange
• Information will be provided
via various communication
channels, including e-mail,
website posting and town
hall meetings
What is a Stock Option
Exchange Program?
• No action required by
employees at this time
• Materials and administration
of the exchange program are
being finalized
• The exchange program is
expected to begin in early
July
• Certain “out of the money”
stock options will be eligible
to be exchanged for new
stock options with a lower
exercise price, but covering
fewer shares
• Voluntary program
• One-time opportunity
Approved by Stockholders on May 13, 2009
What are the Next
Steps?
This slide describes the option exchange program but does not detail all the terms and conditions that apply. In addition, even though stockholder approval has been obtained, Exelixis may still decide not to commence the option exchange program or to terminate the option exchange program at any time prior to the expiration of the election period. Exelixis intends to file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission upon the commencement of the option exchange program. Employees who may be eligible to participate in the option exchange program should read the Tender Offer
Statement on Schedule TO, including the offer to exchange and other related materials, as those materials will contain important information about the option exchange program. The Tender Offer Statement and other written materials related to the option exchange program that are filed by Exelixis with the SEC will be available for free at the SEC’s website at www.sec.gov. In addition, you may obtain free copies of the documents filed by Exelixis with the SEC by directing a written request to: Exelixis, Inc. 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511, Attention: Corporate Secretary.
Exhibit 99.2